Exhibit 15(ii) under Form N-1A
                                    Exhibit 1 under Item 601/Reg. S-K


                                 EXHIBIT B
                                  to the
                             Distribution Plan
                               WESMARK FUNDS
                            WESMARK GROWTH FUND

       This Distribution Plan is adopted by WesMark Funds with respect to the Class of Shares of the portfolio of the Trust set forth above.
       In compensation for the services provided pursuant to this Plan, ESI will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of the WesMark Growth Fund held during the month.
       Witness the due execution hereof this 1st day of December, 1996.

                              WESMARK FUNDS


                              By:
                                 President